Exhibit 99.1

                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                          Contact:  John J. Steele
---------------------           Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036




          WERNER ENTERPRISES REPORTS IMPROVED SECOND QUARTER
                      2010 REVENUES AND EARNINGS

Omaha, Nebraska, July 21, 2010:
------------------------------

     Werner Enterprises, Inc. (NASDAQ: WERN) one of the nation's largest transportation and logistics companies, reported revenues and earnings for the second quarter ended June 30, 2010. Highlights for second quarter 2010 were:

  * Operating revenues of $463.5 million, a 15% increase from second quarter 2009.

  * Trucking revenues, net of fuel surcharges, of $326.5 million, a 5% increase from second quarter 2009.

  * Value Added Services ("VAS") revenues of $65.1 million, a 29% increase from second quarter of 2009.

  * Operating ratio of 92.3%, a 220 basis points improvement from the second quarter 2009 operating ratio of 94.5%.

  * Earnings per diluted share of 29 cents, a 63% increase compared to 18 cents per diluted share in second quarter 2009.

     Our freight shipment load counts continued to strengthen throughout each month of second quarter 2010, in addition to the load count growth that occurred in February and March 2010. Daily loads accepted in our one-way truckload division in second quarter 2010 were better than second quarter 2009, 2008 and 2007 and trended similar to second quarter 2006 levels. We remain committed to maintaining our total truck count flat at approximately 7,300 trucks and are focusing on improving our returns on assets, equity and capital. The improved freight market conditions and our proactive fleet management decisions enabled us to be more selective with our freight choices, resulting in improved miles per truck, fewer empty miles, and a better rate per mile.

     In addition to improved freight selection, much higher spot pricing and some contractual rate increases contributed to our rate per total mile improvement. Further contractual rate increases are expected in the second half of 2010.

     During second quarter 2010, we achieved the following operational accomplishments:

  * Average revenues per total mile increased 2.2% compared to second quarter 2009 and increased 2.3% sequentially from first quarter 2010.

  * Average monthly miles per tractor increased 3.5% compared to second quarter 2009 and increased 4.6% sequentially from first quarter 2010.

  * Average percentage of empty miles declined 135 basis points to 11.45% compared to second quarter 2009 and declined 35 basis points sequentially from first quarter 2010.

  * Total VAS shipments increased 19% compared to second quarter 2009 and increased 5% sequentially from first quarter 2010.

     As we noted last quarter, we continue to believe that more of the improvement in the freight market over the last six months can be attributed to a decreasing supply of truck capacity rather than rising demand, however both factors are helping the freight market improve. Inventory restocking also appeared to improve demand in recent months, particularly with many of our large retail customers. Our brokerage data suggests that carrier failures have begun to slow in recent weeks due to an improving freight market. However, we believe that many carriers are aging their fleets due to the rising cost of new trucks and inadequate rates. In addition, we believe the challenges of complying with increased government regulations and a lack of available equipment financing are proving difficult for smaller, private carriers.

     We continue to diversify our business model with the goal of a balanced portfolio of revenues comprised of One-Way Truckload (which includes the Regional, medium-to-long-haul Van and Expedited fleets), Dedicated and Logistics (VAS). The specialized services unit, primarily Dedicated, continued its growth during second quarter 2010, ending the quarter with 3,500 trucks (or 49% of our total fleet).

     Diesel fuel prices were 60 cents per gallon higher in second quarter 2010 than in second quarter 2009, and were 11 cents per gallon higher than in first quarter 2010. For the first 21 days of July, the average diesel fuel price per gallon was 39 cents higher than the average diesel fuel price per gallon in the same period of 2009 and 24 cents higher than in third quarter 2009.

     The driver market became more competitive in second quarter 2010, due in part to the improved freight market and modified safety regulations anticipated to become effective later this year for drivers and trucking companies. While we are not immune to changes in the driver market, our position in the market today is better than in prior improving freight cycles, because today over 70% of our driving jobs are in more attractive, shorter-haul Regional and Dedicated fleet operations that enable these drivers to get home more frequently.

     Our intensified focus and investment in our safety program continues to result in improved insurance and claims costs. Insurance and claims costs per mile declined 19% to 8.5 cents in second quarter 2010 compared to 10.5 cents in second quarter 2009. We experienced both a lower frequency and severity of claims and improved loss development on older claims in second quarter 2010 compared to second quarter 2009.

     Gains on sales of assets were $0.5 million in second quarter 2010 compared to $0.4 million in second quarter 2009 and $1.1 million in first quarter 2010. The market for the sale of used trucks and trailers remains stable, but has not improved. Gains on sales are reflected as a reduction of Other Operating Expenses in our income statement.

     Because of the ongoing cost increases for new trucks and the weak used truck market, we are extending the replacement cycle for company-owned tractors. The average odometer miles of our company truck fleet has increased 14% from June 30, 2009 to June 30, 2010, and we expect the average miles may increase beyond current levels. The increased average miles results in higher maintenance costs, including maintenance that is not covered by warranty. Supplies and maintenance costs increased from
15.5 cents per mile in second quarter 2009 to 17.6 cents per mile in second quarter 2010 partially due to the increase in the average miles of the company truck fleet. Extending the replacement cycle avoids higher depreciation from the more expensive trucks and offsets a portion of the increased maintenance costs.

     To provide shippers with additional sources of managed capacity and network analysis, we continue to develop the non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).


Value Added Services (amounts in 000's)          2Q10                 2Q09
---------------------------------------    ----------------     ----------------
Revenues                                   $65,066   100.0%     $50,469   100.0%
Rent and purchased transportation expense   56,033    86.1       41,841    82.9
                                           -------              -------
Gross margin                                 9,033    13.9        8,628    17.1
Other operating expenses                     6,687    10.3        5,837    11.6
                                           -------              -------
Operating income                            $2,346     3.6       $2,791     5.5
                                           =======              =======


     The following table shows the change in shipment volume and average revenue (excluding logistics fee revenue) per shipment for all VAS shipments.


                                   2Q10       2Q09     Difference    % Change
                                  -------    -------   ----------    --------
Total VAS shipments                69,978     58,843       11,135         19%
Less: Non-committed shipments
 to Truckload segment             (26,514)   (22,708)      (3,806)        17%
                                  -------    -------   ----------
Net VAS shipments                  43,464     36,135        7,329         20%
                                  =======    =======   ==========

Average revenue per shipment       $1,332     $1,299          $33          3%
                                  =======    =======   ==========


     In second quarter 2010, VAS revenues increased 29%, gross margin dollars increased 5% and operating income dollars decreased 16% compared to second quarter 2009. Brokerage revenues in second quarter 2010 increased 29% compared to second quarter 2009 due to an increased volume of shipments and higher average revenue per shipment. Brokerage gross margin dollars grew at a lower percentage rate, and the gross margin percentage decreased 225 basis points due to the higher cost of carrier capacity. Brokerage operating income dollars in second quarter 2010 increased 5% compared to second quarter 2009 due to the lower gross margin percentage. Intermodal revenues, gross margin percentage, and operating results improved. Werner Global Logistics revenues increased significantly during second quarter 2010 compared to second quarter 2009 while the gross margin percentage and operating results decreased. Compared to first quarter 2010, Werner Global Logistics revenues, gross margin percentage and operating results declined due to a decrease in the number of higher margin shipments related to several international projects that ended during the latter part of second quarter 2010.

     Comparisons  of  the  operating  ratios  (net  of  fuel   surcharge
revenues) for the Truckload segment and VAS segment for second quarters 2010 and 2009 and year-to-date 2010 and 2009 are shown below.


Operating Ratios                         2Q10        2Q09     Difference
----------------                        -------     -------   ----------
Truckload Transportation Services        90.2%       93.9%       (3.7)%
Value Added Services                     96.4        94.5         1.9


                                         YTD10       YTD09    Difference
                                        -------     -------   ----------
Truckload Transportation Services        92.6%       95.5%       (2.9)%
Value Added Services                     95.7        95.4         0.3


     Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for second quarter 2010 and second quarter 2009 are 91.9% and 94.6%, respectively, and for year-to-date 2010 and 2009 are 93.8% and 96.0%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

     Our financial position remains strong. We ended second quarter 2010 with no debt and $79.2 million of cash. Stockholder's equity is $736.9 million. Net capital expenditures for the six months ended June 30, 2010 were $52.3 million. We expect our net capital expenditures (primarily revenue equipment) to be in the range of $90.0 million to $120.0 million in 2010.


                                                    INCOME STATEMENT DATA
                                                         (Unaudited)
                                             (In thousands, except per share amounts)

                                         Quarter       % of        Quarter       % of
                                          Ended      Operating      Ended      Operating
                                         6/30/10     Revenues      6/30/09     Revenues
                                       -----------  -----------  -----------  -----------
Operating revenues                        $463,469        100.0     $403,051        100.0
                                       -----------  -----------  -----------  -----------
Operating expenses:
   Salaries, wages and benefits            134,303         29.0      128,385         31.8
   Fuel                                     78,452         16.9       57,166         14.2
   Supplies and maintenance                 39,012          8.4       33,327          8.3
   Taxes and licenses                       23,560          5.1       23,962          5.9
   Insurance and claims                     18,869          4.1       22,591          5.6
   Depreciation                             37,471          8.1       39,214          9.7
   Rent and purchased transportation        91,881         19.8       71,735         17.8
   Communications and utilities              3,494          0.7        3,989          1.0
   Other                                       881          0.2          672          0.2
                                       -----------  -----------  -----------  -----------
      Total operating expenses             427,923         92.3      381,041         94.5
                                       -----------  -----------  -----------  -----------
Operating income                            35,546          7.7       22,010          5.5
                                       -----------  -----------  -----------  -----------

Other expense (income):
   Interest expense                              3          0.0            3          0.0
   Interest income                            (355)        (0.0)        (437)        (0.0)
   Other                                       (33)        (0.0)          20          0.0
                                       -----------  -----------  -----------  -----------
      Total other expense (income)            (385)        (0.0)        (414)        (0.0)
                                       -----------  -----------  -----------  -----------

Income before income taxes                  35,931          7.7       22,424          5.5
Income taxes                                15,001          3.2        9,732          2.4
                                       -----------  -----------  -----------  -----------
Net income                                 $20,930          4.5      $12,692          3.1
                                       ===========  ===========  ===========  ===========

Diluted shares outstanding                  72,767                    72,010
                                       ===========               ===========
Diluted earnings per share                    $.29                      $.18
                                       ===========               ===========


                                                           OPERATING STATISTICS
                                                   Quarter Ended          Quarter Ended
                                                      6/30/10    % Change    6/30/09
                                                   ------------- -------- -------------
Trucking revenues, net of fuel surcharge (1)            $326,518     5.3%      $310,066
Trucking fuel surcharge revenues (1)                      66,245    72.0%        38,506
Non-trucking revenues, including VAS (1)                  66,842    29.9%        51,446
Other operating revenues (1)                               3,864    27.4%         3,033
                                                   -------------          -------------
     Operating revenues (1)                             $463,469    15.0%      $403,051
                                                   =============          =============

Average monthly miles per tractor                         10,222     3.5%         9,874
Average revenues per total mile (2)                       $1.470     2.2%        $1.439
Average revenues per loaded mile (2)                      $1.660     0.5%        $1.651
Average percentage of empty miles                          11.45%  -10.5%         12.80%
Average trip length in miles (loaded)                        452    -0.9%           456
Total miles (loaded and empty) (1)                       222,139     3.1%       215,412
Average tractors in service                                7,244    -0.4%         7,272
Average revenues per tractor per week (2)                 $3,467     5.7%        $3,280
Capital expenditures, net (1)                            $41,441               $(16,847)
Cash flow from operations (1)                            $46,454                $23,745
Return on assets (annualized)                                6.9%                   4.1%
Total tractors (at quarter end)
     Company                                               6,515                  6,615
     Owner-operator                                          695                    670
                                                   -------------          -------------
          Total tractors                                   7,210                  7,285

Total trailers (truck and intermodal, quarter end)        23,900                 24,515


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                   INCOME STATEMENT DATA
                                                        (Unaudited)
                                            (In thousands, except per share amounts)

                                       Six Months      % of        Six Months     % of
                                         Ended       Operating       Ended      Operating
                                         6/30/10      Revenues       6/30/09     Revenues
                                       -----------  -----------  -----------  -----------
Operating revenues                        $888,544        100.0     $797,559        100.0
                                       -----------  -----------  -----------  -----------
Operating expenses:
   Salaries, wages and benefits            262,637         29.6      262,571         32.9
   Fuel                                    152,333         17.1      108,776         13.6
   Supplies and maintenance                 76,688          8.6       71,224          8.9
   Taxes and licenses                       47,017          5.3       48,357          6.1
   Insurance and claims                     35,707          4.0       44,256          5.6
   Depreciation                             75,756          8.5       79,308          9.9
   Rent and purchased transportation       176,566         19.9      140,328         17.6
   Communications and utilities              7,243          0.8        8,391          1.1
   Other                                       787          0.1        1,082          0.1
                                       -----------  -----------  -----------  -----------
      Total operating expenses             834,734         93.9      764,293         95.8
                                       -----------  -----------  -----------  -----------
Operating income                            53,810          6.1       33,266          4.2
                                       -----------  -----------  -----------  -----------

Other expense (income):
   Interest expense                             12          0.0           79          0.0
   Interest income                            (692)        (0.0)        (926)        (0.1)
   Other                                       (44)        (0.0)        (252)        (0.0)
                                       -----------  -----------  -----------  -----------
      Total other expense (income)            (724)        (0.0)      (1,099)        (0.1)
                                       -----------  -----------  -----------  -----------

Income before income taxes                  54,534          6.1       34,365          4.3
Income taxes                                22,768          2.5       14,777          1.8
                                       -----------  -----------  -----------  -----------
Net income                                 $31,766          3.6      $19,588          2.5
                                       ===========  ===========  ===========  ===========

Diluted shares outstanding                  72,658                    71,962
                                       ===========               ===========
Diluted earnings per share                    $.44                      $.27
                                       ===========               ===========


                                                           OPERATING STATISTICS
                                                       YTD 10    % Change    YTD 09
                                                   ------------- -------- -------------
Trucking revenues, net of fuel surcharge (1)            $630,186     2.0%      $618,042
Trucking fuel surcharge revenues (1)                     121,304    65.8%        73,159
Non-trucking revenues, including VAS (1)                 130,030    29.9%       100,115
Other operating revenues (1)                               7,024    12.5%         6,243
                                                   -------------          -------------
     Operating revenues (1)                             $888,544    11.4%      $797,559
                                                   =============          =============

Average monthly miles per tractor                          9,996     2.9%         9,710
Average revenues per total mile (2)                       $1.454     1.0%        $1.439
Average revenues per loaded mile (2)                      $1.645    -0.7%        $1.656
Average percentage of empty miles                          11.62%  -11.6%         13.15%
Average trip length in miles (loaded)                        454    -1.9%           463
Total miles (loaded and empty) (1)                       433,454     0.9%       429,582
Average tractors in service                                7,227    -2.0%         7,374
Average revenues per tractor per week (2)                 $3,353     4.0%        $3,224
Capital expenditures, net (1)                            $52,315                $26,745
Cash flow from operations (1)                           $111,416               $100,350
Return on assets (annualized)                                5.3%                   3.1%
Total tractors (at quarter end)
     Company                                               6,515                  6,615
     Owner-operator                                          695                    670
                                                   -------------          -------------
          Total tractors                                   7,210                  7,285

Total trailers (truck and intermodal, quarter end)        23,900                 24,515


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                   BALANCE SHEET DATA
                                          (In thousands, except share amounts)



                                            6/30/10                  12/31/09
                                          -----------              -----------
                                          (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                  $79,193                  $18,430
   Accounts receivable, trade, less
     allowance of $9,260 and $9,167,
     respectively                             191,805                  180,740
   Other receivables                           10,033                   10,366
   Inventories and supplies                    12,847                   12,725
   Prepaid taxes, licenses and permits          6,989                   14,628
   Current deferred income taxes               25,526                   24,808
   Other current assets                        21,692                   22,807
                                          -----------              -----------
      Total current assets                    348,085                  284,504
                                          -----------              -----------

Property and equipment                      1,563,148                1,580,711
Less - accumulated depreciation               713,193                  708,809
                                          -----------              -----------
      Property and equipment, net             849,955                  871,902
                                          -----------              -----------

Other non-current assets                       11,932                   16,603
                                          -----------              -----------
                                           $1,209,972               $1,173,009
                                          ===========              ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                           $53,922                  $47,056
   Insurance and claims accruals               61,381                   65,667
   Accrued payroll                             28,187                   17,567
   Other current liabilities                   20,688                   16,451
                                          -----------              -----------
      Total current liabilities               164,178                  146,741
                                          -----------              -----------


Other long-term liabilities                     9,085                    8,760

Insurance and claims accruals,
  net of current portion                      116,500                  113,500

Deferred income taxes                         183,295                  199,358

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     72,348,496 and 71,896,512 shares
     outstanding, respectively                    805                      805
   Paid-in capital                             91,581                   92,389
   Retained earnings                          803,435                  778,890
   Accumulated other comprehensive loss        (5,129)                  (5,556)
   Treasury stock, at cost; 8,185,040
     and 8,637,024 shares, respectively      (153,778)                (161,878)
                                          -----------              -----------
      Total stockholders' equity              736,914                  704,650
                                          -----------              -----------
                                           $1,209,972               $1,173,009
                                          ===========              ===========


      Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity, expedited, temperature-controlled and flatbed services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner, through its subsidiary companies, is a licensed U.S. NVOCC, U.S. Customs Broker, Class A Freight Forwarder in China, licensed China NVOCC, TSA-approved Indirect Air Carrier, and IATA Accredited Cargo Agent.

     Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the Company's website at www.werner.com.

     This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2009. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.